Exhibit 99.1

PRESS RELEASE

PacWest Bancorp
9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212

Contacts:
Matthew P. Wagner
President and CEO
(310) 887-8520

Don Destino
Executive Vice President,
Corporate Development and Investor Relations
(310) 887-8521

FOR IMMEDIATE RELEASE	April 27, 2018

PacWest Bancorp Appoints James Pieczynski Vice Chairman and
Laird Boulden is promoted to President, CapitalSource Division

LOS ANGELES, CA—April 27, 2018—PacWest Bancorp (Nasdaq: PACW) (the “Company”) is pleased to announce that effective June 1, 2018, James J. Pieczynski will be named Vice Chairman.  In this newly created role, Mr. Pieczynski will continue to work with CEO Matt Wagner to shape the strategic vision and evolution of the Company. While Mr. Pieczynski will be relinquishing his current role as President of the CapitalSource Division of Pacific Western Bank (the “Bank”), he will remain a director of the Bank and PacWest Bancorp.

“Jim has played a pivotal leadership role for PacWest since the completion of the merger with CapitalSource Inc. in 2014,” noted Matt Wagner, President and CEO of the Company.  “His leadership and market savvy have served our Company well as the national lending operations have been a major contributor to the Company’s success the past four years. I look forward to Jim’s continuing contribution as we position our business model for future profitable growth and expansion.”

To succeed Mr. Pieczynski, Laird M. Boulden has been appointed President, CapitalSource Division of the Bank effective June 1, 2018. Mr. Boulden currently serves as CapitalSource Division EVP and Chief Lending Officer.

“Laird joined us from CapitalSource Inc. and brings a continuity of leadership and deal originations experience that is critically important. His deep knowledge of our markets made him a natural choice to assume this role.  I look forward to seeing our national lending operations expand and diversify under Laird’s guidance,” concluded Mr. Wagner.

Mr. Boulden previously served as President of CapitalSource Inc. and Chief Lending Officer of CapitalSource Bank. Prior to these appointments, Mr. Boulden served as President of the Corporate Asset Finance group and the Corporate Finance group of CapitalSource Bank. Earlier in his career, Mr. Boulden was co-founder of Tygris Commercial Finance where he served as President of Tygris Asset Finance. Prior to Tygris, Mr. Boulden served as President and CEO of RBS Asset Finance, Inc., a division of RBS Citizens, N.A. Prior to that, he served as Group President at Heller Financial Inc.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with approximately $24 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”).  Pacific Western has 74 full-service branches located throughout the state of California and one branch in Durham, North Carolina.  Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses. Pacific Western offers additional products and services under the brands of its business divisions, CapitalSource and Square 1 Bank.  The CapitalSource Division provides asset-based, equipment, real estate and security cash flow loans as well as treasury management services to middle market businesses on a national basis. The Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in all key innovative hubs across the United States. For more information about PacWest, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.